EXHIBIT A

FISCAL AGENCY AGREEMENT

Among

THE STATE TREASURY OF THE REPUBLIC OF POLAND

REPRESENTED BY THE MINISTER OF FINANCE AND ECONOMY

and

CITIBANK, N.A., LONDON BRANCH, Fiscal Agent

and

BANQUE INTERNATIONALE À LUXEMBOURG, SOCIÉTÉ ANONYME,

Luxembourg Listing and Paying Agent

Dated as of [●]

U.S.$[●] [●]% NOTES DUE 20[●]

U.S.$[●] [●]% NOTES DUE 20[●]

U.S.$[●] [●]% NOTES DUE 20[●]

FISCAL AGENCY AGREEMENT, dated as of [●], by and among the State Treasury of the Republic of Poland, represented by the Minister of Finance and Economy (the “State Treasury”), Citibank, N.A., London Branch, a banking corporation organized and existing under the laws of The State of New York, as Fiscal Agent (defined herein), and Banque Internationale à Luxembourg, société anonyme, as Luxembourg Agent (defined herein).

1.      The Notes.  The State Treasury has agreed to issue U.S.$[●] aggregate principal amount of [●]% Notes due 20[●] (the “20[●] Notes”), U.S.$[●] aggregate principal amount of [●]% Notes due 20[●] (the “20[●] Notes”) and U.S.$[●] aggregate principal amount of [●]% Notes due 20[●] (the “20[●] Notes” and, together with the 20[●] Notes and the 20[●] Notes, the “Notes”).  The State Treasury reserves the right from time to time without the consent of the holders of the Notes (the “Holders”) to issue further securities having identical terms and conditions, so that such securities may be consolidated with, form a single series with and increase the aggregate principal amount of the Notes.  The Notes have been duly authorized by the State Treasury and when executed and delivered in accordance with this Agreement will constitute valid and legally binding obligations of the State Treasury.

The Notes are issuable in registered form, without coupons, in denominations of $1,000, and shall be represented by a certificate substantially in the form set forth in Exhibit A hereto, which are hereby incorporated by reference herein, such certificates representing such aggregate principal amount of the Notes as shall be specified therein.  The Notes may have such letters, numbers or other marks of identification or endorsements not referred to herein placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with the rules of any securities exchange or governmental agency or as may, consistently herewith, be determined by the authorized signatory of the State Treasury, as conclusively evidenced by his or her execution of the Notes.  Any such legends or endorsements shall be furnished to the Fiscal Agent in writing.

The 20[●] Notes will bear interest at the rate of [●]% per annum, computed on the basis of a 360-day year of twelve 30-day months. The 20[●] Notes will bear interest at the rate of [●]% per annum, computed on the basis of a 360-day year of twelve 30-day months. The 20[●] Notes will bear interest at the rate of [●]% per annum, computed on the basis of a 360-day year of twelve 30-day months.  Interest will be payable semi-annually in arrears on [●] and [●] of each year (each an “Interest Payment Date”), commencing [●], to Holders of record at the close of business on the preceding [●] and [●], respectively (whether or not a business day), or such other record date as permitted or otherwise required by the procedures of DTC, which is expected to be the day preceding the Interest Payment Date while the notes are in global form (each a “Record Date”).  The principal of the 20[●] Notes will be payable on [●]. The principal of the 20[●] Notes will be payable on [●]. The principal of the 20[●] Notes will be payable on [●].  Notwithstanding anything to the contrary provided herein, any payment of principal or interest falling due on a day which is not a business day for the Fiscal Agent will be payable on the next succeeding business day and no interest shall accrue for the intervening period.  In the event that Notes are issued in definitive form, interest will be paid by check mailed to each Holder of record on the Record Date at the address of such person as shown on the Note Register (defined herein).  Any Holder of Notes, the aggregate principal amount of which equals or exceeds $1,000,000, may, by written notice to the Fiscal Agent no later than the Record Date, elect to receive the interest payment in respect of such Notes, as applicable, by wire transfer in same-day funds to a bank account maintained by such Holder in the United States.  Principal of a Note will be paid to the Holder at maturity upon presentation of such Note at the Corporate Trust Office (defined herein) of the Fiscal Agent.  Notwithstanding the foregoing, in the case of a Global Note (defined herein) payments shall be made to DTC as is customary in arrangements between the Fiscal Agent and DTC.

All payments of principal and interest in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations of the Republic of Poland (“Poland”). The Fiscal Agent shall be entitled to make payments net of any taxes, levies, imposts, charges, assessments and related liabilities or other sums required by any law or regulation including, but not limited to: (a) any Polish or foreign statute or regulation; (b) any rule or practice of any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign (each, an “Authority”) with which the Fiscal Agent or any Paying Agent is bound to comply; and (c) any agreement entered into by the Fiscal Agent or any Paying Agent and any Authority or between any two or more Authorities (together, “Applicable Law”).

The Notes will constitute general and unsecured obligations of Poland, and the full faith and credit of Poland will be pledged for the due and punctual payment of the principal of, and interest on, the Notes and for the performance of all obligations of the State Treasury with respect thereto.  The Notes will rank pari passu among themselves and at least pari passu in right of payment with all other present and future unsecured obligations of Poland, except for such obligations as may be preferred by mandatory provisions of applicable law.

2.      Appointment of Fiscal Agent and Paying Agent.  The State Treasury hereby appoints Citibank, N.A., London Branch as fiscal agent in respect of the Notes upon the terms and subject to the conditions herein set forth.  Citibank, N.A., London Branch, as such fiscal agent hereunder, until a successor fiscal agent shall have been appointed, and thereafter such successor, is herein called the “Fiscal Agent”.  The Fiscal Agent shall have the powers and authority granted to and conferred upon it in the Notes and such further powers and authority to act on behalf of the State Treasury as the parties agree in writing.  The Fiscal Agent at present has its corporate trust office at Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, Attention: Agency & Trust (the address stated in this Section 2, or the principal corporate trust office of any successor Fiscal Agent, the “Corporate Trust Office”). The obligations of the Fiscal Agent and the Paying Agent are several and not joint.

The State Treasury hereby appoints Banque Internationale à Luxembourg, société anonyme as Luxembourg listing and paying agent in respect of the Notes upon the terms and subject to the conditions herein set forth.  Banque Internationale à Luxembourg, société anonyme, as such Luxembourg listing and paying agent hereunder, and any successor Luxembourg listing and paying agent that shall be appointed by the State Treasury, and thereafter such successor, is herein called the “Luxembourg Agent”.  The Luxembourg Agent shall have the powers and authority granted to and conferred upon it hereby and such further powers and authority to act on behalf of the State Treasury as the parties agree in writing.  The Luxembourg Agent at present has its principal corporate trust office at 69 route d’Esch, L-2953 Luxembourg, Luxembourg (the address stated in this Section 2, or the principal corporate trust office of any successor Luxembourg Agent, the “Corporate Luxembourg Office”).

In addition, the State Treasury hereby appoints the Fiscal Agent at the Corporate Trust Office as Paying Agent for it for the payment of principal and interest on the Notes pursuant to the terms thereof and the State Treasury hereby appoints the Luxembourg Agent at the Corporate Luxembourg Office as Paying Agent for it for the payment of principal and interest on the Notes in Luxembourg.  The State Treasury may at any time or from time to time appoint additional Paying Agents for such payment and vary the terms of or terminate any such appointment (all such Paying Agents appointed and acting as such at any given time, including the Fiscal Agent at the Corporate Trust Office and the Luxembourg Agent at the Corporate Luxembourg Office, being herein called, collectively, “Paying Agents” and, individually, a “Paying Agent”); provided, however, that as long as there shall be a Fiscal Agent hereunder, the Fiscal Agent at the Corporate Trust Office shall remain a Paying Agent and provided further, that, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the State Treasury will maintain a Paying Agent in Luxembourg.  The State Treasury shall give to the Fiscal Agent prompt notice in writing of the appointment of any additional Paying Agent, of the terms of such appointment, of any variation of the terms of or termination of the appointment of any Paying Agent and of the location of all Paying Agents and any change in the location of any Paying Agent.

3.      Execution; Authentication and Delivery; Dating.  The Notes shall be executed on behalf of the State Treasury by such official or officials of the Ministry of Finance of Poland, whose signatures may be manual or facsimile, as shall be properly authorized by the State Treasury.  In the event that any of the authorized signatories of the State Treasury who shall have signed or whose facsimile signatures shall appear upon any of the Notes shall cease to be an official before the Notes so signed shall actually have been authenticated and delivered, such Notes nevertheless may be authenticated and delivered with the same force and effect as though the person or persons who signed such Notes had not ceased to be such official or officials of the State Treasury.

The Fiscal Agent is authorized, upon receipt of Notes duly executed on behalf of the State Treasury for the purpose of the original issuance of Notes and the written order of an Authorized Officer (defined herein), to authenticate by its manual signature the Notes in an aggregate principal amount not in excess of the aggregate principal amount specified herein and to deliver such Notes to or upon the written order of Jurand Drop, the Undersecretary of State in the Ministry of Finance (the “Authorized Officer”) of the State Treasury, registered in the names and in the denominations as requested by the Underwriters named in the Underwriting Agreement dated as of [●] (the “Underwriters”).  Thereafter, the Fiscal Agent is authorized to authenticate and to deliver Notes in accordance with the provisions therein or hereinafter set forth.  The Notes shall be dated the date of their authentication by the Fiscal Agent.  The State Treasury may amend its Authorized Officer from time to time by delivering a certificate of incumbency to the Fiscal Agent relating to such Authorized Officer.  In the event that Notes are issued in definitive form, the certificates therefor representing individual securities, each with a denomination of $1,000, the Fiscal Agent is hereby authorized (at the expense of the State Treasury) to appoint authenticating agents to authenticate such Notes in accordance with the terms hereof.

4.      Payment.  The State Treasury will pay to the Fiscal Agent the amounts, at the times, and for the purposes, set forth herein and in the Notes.  The State Treasury hereby authorizes and directs the Fiscal Agent, from funds so paid to it, to make payment through the Paying Agents of principal of and interest on the Notes as set forth in the Notes.  The principal of and interest on the Notes shall be payable in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.  The Fiscal Agent shall arrange with all Paying Agents for the payment, from funds furnished by the State Treasury to the Fiscal Agent, (i) of principal of and interest on the Notes in the manner provided for in the Notes, and (ii) of the agreed compensation of such Paying Agents for their services as such.

5.      DTC Book Entry Provisions.  Interests in a registered global Note (a “Global Note”) deposited with The Depository Trust Company (“DTC”) or its nominee will be transferable in accordance with the rules and procedures established for that purpose by DTC.  Members of, or participants in, DTC shall have no rights hereunder with respect to any Global Note, and DTC or its nominee may be treated by the State Treasury, any agent hereunder and any agent of the State Treasury as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the State Treasury, any agent hereunder or any agent of the State Treasury from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its participants, the operation of customary practices governing the exercise of the rights of a Holder.

6.      Redemption. Unless previously purchased and cancelled as provided in this Section 6, each Note will be redeemed at its maturity. The State Treasury may, at its option, from and including the date falling three months prior to the maturity date of the [●] Notes to but excluding the maturity date of the [●] Notes, from and including the date falling [one] month prior to the maturity date of the [●] Notes to but excluding the maturity date of the [●] Notes, and from and including the date falling [three] months prior to the maturity date of the [●] Notes to but excluding the maturity date of the [●] Notes, subject to having given not less than 30 nor more than 60 calendar days' prior notice to the Holders in accordance with the terms and conditions of the Notes (which notice shall be irrevocable and shall specify the date set for redemption), redeem all, but not some only, of the outstanding [●] Notes, [●] Notes and [●] Notes, as applicable, at their principal amount plus accrued interest up to but excluding the date set for redemption. The State Treasury shall not be entitled to redeem the Notes otherwise than as provided in this Section 6.

7.      Limitation Period.  The Notes will be subject to the limitation periods with respect to claims for principal and interest as provided by Article 118 of the Polish Civil Code, dated April 23, 1964, as amended (the “Civil Code”).  The Civil Code provides a six year limitation period on claims for principal and a three year limitation period on claims for interest. However, the end of the limitation period is always the last day of the calendar year.

8.      Duties, Responsibilities and Rights of the Fiscal Agent.  The Fiscal Agent accepts its obligations set forth herein and in the Notes, upon the terms and conditions hereof, including the following:

(a)      The Fiscal Agent, the Luxembourg Agent and any Paying Agent shall be entitled to compensation to be agreed upon from time to time by the Fiscal Agent, the Luxembourg Agent or Paying Agent as the case may be and the State Treasury in writing for all services rendered by it hereunder, and the State Treasury agrees (i) to pay such compensation and (ii) to reimburse the Fiscal Agent, the Luxembourg Agent or Paying Agent as the case may be for its properly incurred out-of-pocket expenses (including properly incurred counsel fees) incurred in connection with the services rendered hereunder, promptly after receipt by the State Treasury of a statement in the form customarily provided by the Fiscal Agent, the Luxembourg Agent or the Paying Agent as the case may be, setting forth in reasonable detail the computation of the amounts of compensation and expenses.  The State Treasury also agrees to indemnify the Fiscal Agent, the Luxembourg Agent and any Paying Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Fiscal Agent, the Luxembourg Agent or the Paying Agent as the case may be, arising out of or in connection with its acting as such Fiscal Agent, the Luxembourg Agent or Paying Agent hereunder, as well as the properly incurred costs and expenses of defending against any claim or liability in the premises.  This indemnity shall survive the termination or expiration of this Agreement and the resignation or removal of the Fiscal Agent, the Luxembourg Agent and any Paying Agent.  In no circumstances shall the Fiscal Agent, the Luxembourg Agent or any Paying Agent be liable to the State Treasury or to any other party to this Agreement for losses which are not a reasonably foreseeable consequence of an act or omission of the relevant Fiscal Agent or Paying Agent (for illustrative purposes only, such losses may include loss of business, goodwill, opportunity or profit).

(b)      The Fiscal Agent shall maintain, as agent of the State Treasury, at the Corporate Trust Office, a register in which, subject to such reasonable regulations as the Fiscal Agent may prescribe, the State Treasury shall provide for the registration of, and the registration of transfers of, and exchanges of, the Notes (the “Note Register”).

(c)      In acting hereunder and in connection with the Notes, the Fiscal Agent is acting solely as agent of the State Treasury and does not assume any responsibility for the correctness of the recitals in this Agreement or in the Notes (except for the correctness of the statement in its certificate of authentication thereon) or any obligation or relationship of agency or trust for or with any of the owners or Holders of the Notes, except that all funds held by the Fiscal Agent for payment of principal of or interest on the Notes shall be held as a banker and are not subject to the UK FCA Client Money Rules; money held by the Fiscal Agent need not be segregated and the Fiscal Agent shall not be liable to account for interest on monies paid to it or by it from its other funds; provided, however, that such amounts remaining unclaimed at the end of two years shall (i) be identified in a notice provided, upon request, by the Fiscal Agent to the State Treasury and (ii) be repaid to the State Treasury upon the State Treasury’s written request at the end of two years after such principal shall have become due and payable or after such interest shall have become due and payable, as the case may be (whether at scheduled maturity of such Note or otherwise), and upon any such repayment such monies and all liability of the Fiscal Agent or any Paying Agent with respect to such monies shall thereupon cease.

(d)      The State Treasury shall, not later than by 10:00 A.M., New York time, on the day prior to the date of an interest payment or the day prior to the date of maturity of the Notes, transfer to an account specified by the Fiscal Agent an amount, in immediately available funds, sufficient for the full amount of the purpose of such payment in funds settled through such payment system as the Fiscal Agent may designate.  If such amount shall not have been received by the Fiscal Agent, the Fiscal Agent shall notify of such fact to the State Treasury and the Paying Agent.  The State Treasury shall, on or prior to the business day preceding the day on which such transfer is to be made, procure that the bank making such transfer shall confirm the details of such transfer to the Fiscal Agent.  The Fiscal Agent shall not be bound (but shall be entitled) to make payment if it has not received the full amount of any payment made in accordance with Section 4 above.

(e)      The Fiscal Agent and any Paying Agent may consult as to legal matters with counsel satisfactory to it, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or thing suffered by it hereunder in good faith and in accordance with such opinion of counsel.

(f)       The Fiscal Agent and any Paying Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Note, instruction, notice, direction, consent, certificate, affidavit, statement, telex, cablegram, telecopy or other paper or document reasonably believed by it to be genuine and to have been signed or sent by the proper parties. The Fiscal Agent shall be entitled to not take any action, without liability, if conflicting, unclear or equivocal instructions received.

(g)      The Fiscal Agent and any Paying Agent, and any of their respective officers, directors and employees may become the owner or Holder of, or acquire any interest in, any Notes, with the same rights that it or they would have if the Fiscal Agent or such Paying Agent were not the Fiscal Agent or a Paying Agent, and may engage or be interested in any financial or other transaction with the State Treasury or any agency thereof, and may act on behalf of, or as depositary, trustee or agent for, any Holders of the Notes or holders of other obligations of the State Treasury, Poland or any agency thereof, or any committee or body of any thereof, as freely as if the Fiscal Agent or such Paying Agent were not the Fiscal Agent or a Paying Agent.

(h)      Instructions, to the extent consistent herewith, concerning the operation of the provisions of this Agreement may from time to time be issued by the State Treasury, and the Fiscal Agent shall at all times comply with all such instructions as are for the time being in force.

(i)       The Fiscal Agent shall, upon request, furnish to the State Treasury such information relating to the Notes which is within the possession or control of the Fiscal Agent and not subject to an overriding duty of confidentiality.   The State Treasury may, upon request and reasonable notice during the normal business hours of the Fiscal Agent, inspect any Notes held by the Fiscal Agent, the Note Register.

(j)       If the Fiscal Agent shall receive any notice or demand addressed to the State Treasury by any Holder of a Note, the Fiscal Agent shall promptly forward such notice or demand to the State Treasury.

(k)      Neither the Fiscal Agent, the Luxembourg Agent nor any Paying Agent shall be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Notes, unless otherwise agreed upon in writing between the State Treasury and the Fiscal Agent, Luxembourg Agent or Paying Agent as the case may be.

(l)       The Fiscal Agent agrees that the State Treasury shall, upon delivery to the Fiscal Agent of any payment of principal, interest or other payment under the Notes, be relieved, pro tanto, of its obligation to make such payment to the Fiscal Agent which thereafter shall be responsible therefor; provided, however, that this subsection relates only to the obligations of the State Treasury in relation to the Fiscal Agent and shall not relieve the State Treasury of any obligation to make such payment to the Holders of any Note.

(m)      At the expense of the State Treasury, the Fiscal Agent shall send notices provided to it by the State Treasury to Holders of the Notes at the times specified in writing by the State Treasury upon 15 days written notice to the Fiscal Agent and, at the request of and for the period specified by the State Treasury, the Fiscal Agent shall provide such notice to each subsequent Holder of a Note at the time of registration of transfer of such Note.

(n)      Any notice to a Holder of a Note required hereunder or under any of the Notes to be given by the Fiscal Agent shall be sufficient if given in writing by first class mail (air mail in the case of Holders whose addresses appearing in the Note Register are in a country other than the United States of America), postage prepaid, to such Holder at his last address appearing in the Note Register; notwithstanding the foregoing, in the case of a Holder of a Global Note notice by the Fiscal Agent shall be sufficient once made to DTC as is customary in arrangements between the Fiscal Agent and DTC.  Such notices shall be given at the expense of the State Treasury.  In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, any notice to a Holder of a Note required hereunder or under any of the Notes to be given by the Fiscal Agent shall be published in a local newspaper with a daily circulation in Luxembourg or may be posted on the website of the Luxembourg Stock Exchange at www.bourse.lu.

(o)      All Notes (i) surrendered to the Fiscal Agent for exchange or transfer or (ii) paid by the Fiscal Agent, as the Paying Agent, shall be cancelled and destroyed by the Fiscal Agent and, upon request, a certificate of destruction shall be forwarded by the Fiscal Agent to the State Treasury upon request.

(p)      Whenever in the administration of this Agreement the Fiscal Agent shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Fiscal Agent (unless other evidence be herein specifically prescribed) may rely upon a certificate reasonably believed to be genuine and to have been signed by any authorized official of the State Treasury and delivered to the Fiscal Agent.

(q)      The duties and obligations of the Fiscal Agent, the Luxembourg Agent and any Paying Agent shall be determined solely by the express provisions of this Agreement, and neither the Fiscal Agent, the Luxembourg Agent nor any Paying Agent shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Fiscal Agent, the Luxembourg Agent or any Paying Agent.

9.        Resignation and Removal; Appointment of Successor.  The State Treasury agrees that there shall at all times be a Fiscal Agent hereunder which shall be a bank or trust company, organized or licensed and doing business under the laws of the United States or the State of New York, is in good standing and has an established place of business in London, United Kingdom, and is authorized under such laws to act as Fiscal Agent hereunder and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the State Treasury will maintain a Paying Agent in Luxembourg until the earlier of (i) the first date on which all the Notes are no longer outstanding and (ii) two years after the principal of all the Notes shall have become due and payable and monies for the payment in full of such principal of, and all accrued interest on, the Notes shall have been made available at the Corporate Trust Office of the Fiscal Agent.

The Fiscal Agent, the Luxembourg Agent and any Paying Agent may resign at any time by giving written notice to the State Treasury of its resignation, specifying the date on which its resignation shall become effective (which shall not be less than 60 days after the date on which notice is given, unless the State Treasury shall agree to a shorter period); and the State Treasury may remove the Fiscal Agent, the Luxembourg Agent or any Paying Agent at any time by giving notice to the Fiscal Agent, the Luxembourg Agent or Paying Agent as the case may be specifying the date on which such removal shall become effective, but in each case only in accordance with the following provisions:

(a)       any resignation or removal of the Fiscal Agent or any Paying Agent shall be effective only upon appointment by the State Treasury of a qualified successor Paying Agent and the latter’s acceptance thereof;

(b)      if the Fiscal Agent or any Paying Agent shall resign, be removed or become incapable of acting as Paying Agent for any cause, the State Treasury shall promptly appoint a successor Paying Agent;

(c)      any successor Paying Agent appointed by the State Treasury shall be a bank or trust company legally qualified to act as such successor and having an established place of business in the Borough of Manhattan, The City and State of New York;

(d)      every successor Paying Agent appointed hereunder shall execute and deliver to the State Treasury and to the retiring Paying Agent an instrument accepting such appointment, which shall set forth its agreement to be bound by the terms hereof, and thereupon the resignation or removal of the retiring Paying Agent shall become effective and the successor, without further act or deed, shall become vested with all the rights, powers, trusts and duties of the retiring Paying Agent.  Such retiring Paying Agent shall, at the direction of the State Treasury and upon payment of its compensation and expenses then unpaid, promptly deliver to its successor all sums held hereunder together with all records, unissued Note certificates and other documents necessary or appropriate in connection with the performance of the duties of the successor Paying Agent hereunder; and

(e)       the State Treasury shall give, or cause to be given, notice of each resignation and each removal of the Paying Agent and each appointment of a successor Paying Agent by mailing written notice of such event to the Holders of the Notes as their names and addresses appear in the Note Register.

In the event that a successor Fiscal Agent or Paying Agent is not appointed within 60 days after notice of resignation or removal (as provided in this Section 9), the retiring Fiscal Agent may, on behalf of the State Treasury and subject to its approval, appoint a successor Fiscal Agent or Paying Agent, which Fiscal Agent or Paying Agent will be a bank or trust company legally qualified to act as such successor and having an established place of business in the Borough of Manhattan, The City and State of New York.

10.       Merger, Consolidation and Sale of Fiscal Agent.  In the event of any merger, consolidation or conversion of the Fiscal Agent into another corporation or the sale of all or substantially all the Fiscal Agent’s corporate trust business, the corporation resulting from such merger, consolidation or conversion, or the transferee in the case of any such sale, shall be the Fiscal Agent hereunder without further act or deed; provided, however, that such corporation shall be otherwise qualified and eligible hereunder.

11.      Stamp Duties.  The State Treasury will pay all stamp or other similar duties, if any, imposed by Poland, the United States of America, the State of New York or any political subdivision of Poland or the State of New York, to which this Agreement (or the execution and delivery hereof) or the original issuance of the Notes shall be or become subject.

12.      Submission to Jurisdiction; Waiver of Immunity.  The State Treasury irrevocably submits to the jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, the City of New York, New York, United States, and to the jurisdiction of any Polish court with respect to any suit, action or proceeding, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding (other than a pre-judgment attachment, immunity from which is expressly not waived), that may be brought in connection with the Notes or this Agreement.  The State Treasury irrevocably waives, in relation to any such suit, action or proceeding in any such court, to the fullest extent permitted by law, any immunity and any objection to any such suit, action, or proceeding on the grounds of venue or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  Such waiver of immunity constitutes only a limited and specific waiver for the purposes of the Notes and this Agreement and under no circumstances shall it be interpreted as a general waiver by the State Treasury or a waiver with respect to proceedings unrelated to the Notes or this Agreement.

Poland reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under U.S. federal or state securities law.  Poland does not waive any immunity in respect of present or future “premises of the mission” as such term is defined in the Vienna Convention on Diplomatic Relations signed in 1961, or “consular premises” as such term is defined in the Vienna Convention on Consular Relations signed in 1963 or military property or military assets of Poland related thereto.  Each of the State Treasury and Poland agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such party and may be enforced in any court to the jurisdiction of which such party is subject by a suit upon such judgment; provided that service of process is effected upon such party in the manner provided by this Agreement.

Nothing contained in this Agreement shall be deemed to limit the right of the registered Holders of the Notes to bring proceedings in any other court of competent jurisdiction; nor will the bringing of proceedings in one or more jurisdiction preclude the bringing of proceedings in any other jurisdiction, whether concurrently or not.

13.      Agent for Service of Process.  The State Treasury agrees that so long as any of the Notes remain outstanding or this Agreement shall be in effect it shall maintain a duly appointed agent for the service of writs, process, summons and other legal process in the Borough of Manhattan, The City of New York for the purposes of any legal action arising out of or based on the Notes or this Agreement.  The State Treasury hereby appoints the Consul General of the Republic of Poland, 233 Madison Avenue, New York, NY 10016, as its authorized agent for service of process (the “Authorized Agent”) and represents and warrants that such person has agreed to act as the State Treasury’s Authorized Agent.  The State Treasury agrees that such appointment shall be irrevocable until the irrevocable appointment by the State Treasury of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor.  The State Treasury further agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  If such person shall cease to act as the Authorized Agent, the State Treasury shall appoint without delay another such agent and provide prompt written notice to the Fiscal Agent of such appointment, of the location of such successor Authorized Agent and of any change in the location of any Authorized Agent; and the Fiscal Agent shall keep such notices on file and available for inspection by any Holder of a Note at the Corporate Trust Office.  With respect to any such action in any court of the State of New York or any United States Federal court, in each case, in the Borough of Manhattan, The City of New York, service of process upon such person, as the Authorized Agent of the State Treasury for service of process, and written notice of such service to the State Treasury shall be deemed, in every respect, effective service of process upon the State Treasury.

14.      Language.  This Agreement may be executed in the Polish and English languages and each of these texts is authentic.  To the extent that there is any discrepancy between the Polish and English texts, the English version shall prevail.

15.      Meetings.  The State Treasury may call a meeting of the Holders of the Notes at any time regarding this Agreement or the Notes.  The State Treasury will call a meeting of the Holders of the Notes if the State Treasury or the Holders of at least 10% of the aggregate principal amount of the outstanding Notes deliver a written request to the State Treasury setting forth the action they propose be taken.  The State Treasury will determine the time and place of the meeting and notify the Holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.  Only the Holders of the Notes and their proxies are entitled to vote at a meeting of the Holders of the Notes.  One or more Holders or proxies representing at least a majority of the aggregate principal amount of the outstanding Notes will constitute a quorum.  However, if a meeting is adjourned for a lack of a quorum, then one or more Holders or proxies representing at least 25% of the aggregate principal amount of the outstanding Notes will constitute a quorum when the meeting is reconvened.  For purposes of a meeting of the Holders that proposes to discuss a Reserved Matter (as defined in the Section 16(ii) below), Holders or proxies representing at least 66 2/3% of the aggregate principal amount of the outstanding Notes will constitute a quorum.

The Fiscal Agent shall follow the provisions for the meetings of the Holders of the Notes as are set forth in Exhibit B hereto, which is hereby incorporated by reference herein.  The State Treasury may make such other reasonable and customary regulations as it shall deem advisable for any meeting of Holders of Notes with respect to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

16.      Voting; Amendments.  (i)  The State Treasury and the Fiscal Agent may generally modify, amend or supplement or take actions with respect to this Agreement or the terms of the Notes (a) with the affirmative vote of the Holders of at least 50% of the aggregate principal amount of the outstanding Notes that are represented at a meeting of Holders for which there is a quorum or (b) with the written consent of the Holders of at least 50% of the aggregate principal amount of the outstanding Notes.

(ii)      Subject to Sections 16(iv) to (vi) below, Holders of at least 75% of the aggregate principal amount of the outstanding Notes voting at a quorate meeting, or at least 66 2/3% by written consent, must consent to any amendment, modification, change or waiver that would:

(a)      change the due date for the payment of the principal of, or any installment or interest on, the Notes;

(b)      reduce the principal amount of the Notes;

(c)      reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the Notes;

(d)      reduce the interest rate on any Note or any premium payable upon redemption of the Notes;

(e)      modify any provision of the terms and conditions of the Notes in connection with any exchange or substitution of the Notes or the conversion of the Notes into, any other obligation or securities of the State Treasury or any other person, which would result in the terms and conditions of the Securities as so modified being less favorable to the Holders of the Notes which are the subject of the terms and conditions as so modified than:

(i)	the provision of the other obligations or securities of the State Treasury or any other person resulting from the relevant exchange or substitution; or
(ii)	if more than one series of other obligations or securities results from the relevant exchange or substitution or conversion, the provisions of the resulting series having the largest aggregate principal amount;

(f)       change the currency in which any amount in respect of the Notes is payable;

(g)      shorten the period during which the State Treasury is not permitted to redeem the Notes or permit the State Treasury to redeem the Notes if, prior to such action, the State Treasury is not permitted to do so;

(h)       change the definition of “outstanding” with respect to the Notes;

(i)        change the governing law provision of the Notes;

(j)        change the courts to the jurisdiction of which the State Treasury has submitted, the State Treasury’s obligation under this Agreement or the terms and conditions of the Notes to appoint and maintain an agent for the service of process, or the State Treasury’s waiver of immunity with respect to any suit, action or proceeding that may be brought in connection with the Notes or this Agreement;

(k)      reduce the proportion of the principal amount of the Notes or, in the case of a Multiple Series Proposal (as defined in Section 16(iv) below), the Relevant Debt Securities or the Relevant Series (each as defined in Section 16(iv) below), that is required for quorum, any request, demand, authorization, direction, notice, consent, waiver or other action or that is required to modify, amend or supplement this Agreement or the terms and conditions of the Notes; or

(l)       change the obligation of the State Treasury to pay additional amounts on the Notes.

Each of the actions set forth in clauses (a) through (l) of the preceding sentence is referred to as a “Reserved Matter”.  A change to a Reserved Matter can be made without the consent of all Holders of the outstanding Notes, as long as (A) the Holders of at least 75% of the aggregate principal amount of the outstanding Notes represented at a duly called quorate meeting of Holders vote in favor, (B) the Holders of at least 66 2/3% of the aggregate principal amount of the outstanding Notes sign a written resolution, or (C) the change is otherwise approved in accordance with Sections 16(iv) to (vi) below.

Any modification, amendment or supplement made in accordance with the terms of this Agreement or the Notes will be binding on all Holders of the Notes.

(iii)     The State Treasury and the Fiscal Agent may, without the consent of any Holder of the Notes, modify, amend or supplement this Agreement or the Notes for the purpose of:

(a)       adding to the covenants of the State Treasury;

(b)      surrendering any right or power conferred upon the State Treasury;

(c)      securing the Notes;

(d)      curing any ambiguity, or curing, correcting or supplementing any defective provision contained in this Agreement or in the Notes; or

(e)      amending this Agreement or the Notes in any manner that the State Treasury may determine and that does not adversely affect the interest of any Holder of the Notes in any material respect in the sole opinion of the State Treasury.

(iv)     In the case of a proposal (including a proposed modification of the relevant terms and conditions) affecting (i) the Notes or any agreement governing the issuance or administration of the Notes, and (ii) any other bills, bonds, debentures, notes or other debt securities issued by the State Treasury in one or more series with an original stated maturity of more than one year, and including any such obligation, irrespective of its original stated maturity, that formerly constituted a component part of a debt security of one or more other series (together with the Notes, “Relevant Debt Securities”, and each series of Relevant Debt Securities, a “Relevant Series”) or any agreement governing the issuance or administration of such other Relevant Debt Securities (a “Multiple Series Proposal”) in relation to a Reserved Matter, any amendment, modification, change or waiver contemplated by such Multiple Series Proposal requires the consent of the State Treasury and:

(a)

(i)	the affirmative vote of not less than 75% of the aggregate principal amount of the outstanding Relevant Debt Securities represented at separate duly called quorate meetings of the holders of all Relevant Series (taken in the aggregate); or

(ii)	a resolution in writing signed by or on behalf of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding Relevant Debt Securities (taken in the aggregate); and

(b)

(i)	the affirmative vote of more than 66 2/3% of the aggregate principal amount of each Relevant Series represented at separate duly called quorate meetings of the holders of each Relevant Series (taken individually); or

(ii)	a resolution in writing signed by or on behalf of the holders of more than 50% of the aggregate principal amount of the outstanding Relevant Debt Securities in each Relevant Series (taken individually).

A separate meeting for each Relevant Series will be called and held, or a separate written resolution signed for each Relevant Series, in relation to any Multiple Series Proposal.

(v)      A Multiple Series Proposal may include one or more alternative proposals relating to, or proposed modifications of the terms and conditions of, each Relevant Series or any agreement governing the issuance or administration of any Relevant Series, provided that all such alternative proposals or proposed modifications are addressed to and may be accepted by any holder of any Relevant Debt Security of any Relevant Series.

(vi)     If a Multiple Series Proposal is not approved in relation to a Reserved Matter in accordance with Section 16(iv), but would have been so approved if the Multiple Series Proposal had involved only a single Relevant Series and one or more, but less than all, of the other Relevant Series, that Multiple Series Proposal will be deemed to have been approved, notwithstanding Section 16(iv), in relation to the Relevant Series in respect of which it would otherwise have been approved in accordance with Section 16(iv) if the Multiple Series Proposal had involved only such Relevant Series, provided that (i) prior to the record date fixed by the State Treasury for determining the holders of Relevant Debt Securities that are entitled to vote on or sign a written resolution in relation to the Multiple Series Proposal (the “Multiple Series Record Date”), the State Treasury has publicly notified holders of the Relevant Debt Securities of the conditions under which the Multiple Series Proposal will be deemed to have been approved if it is approved in the manner described above in relation to a single Relevant Series and some but not all of the other Relevant Series, and (ii) those conditions are satisfied in connection with the Multiple Series Proposal.

(vii)    In determining whether a Multiple Series Proposal has been approved by the requisite principal amount of Notes and other Relevant Debt Securities:

(a)      if the Multiple Series Proposal involves Relevant Debt Securities denominated in more than one currency, the principal amount of each affected Relevant Debt Security will be equal to the amount of U.S. dollars that could have been obtained on the relevant Multiple Series Record Date with the principal amount of that Relevant Debt Security, using the applicable U.S. dollar foreign exchange reference rate for the relevant Multiple Series Record Date published by the Federal Reserve Bank of New York or, in the case of Relevant Debt Securities denominated in Polish złoty, the National Bank of Poland;

(b)      if the Multiple Series Proposal involves a debt security that provides for the payment of additional amounts linked to changes in a published index (“index-linked obligation”), other than a component part of an index-linked obligation that is no longer attached to that index-linked obligation, the principal amount of each such index-linked obligation will be equal to its adjusted nominal amount;

(c)      if the Multiple Series Proposal involves a debt security that does not expressly provide for the accrual of interest (including the former component parts of a debt security that did expressly provide for the accrual of interest if that component part does not itself expressly provide for the accrual of interest) (“zero-coupon obligation”) that did not formerly constitute a component part of an index-linked obligation, the principal amount of each such zero-coupon obligation will be equal to its nominal amount or, if its stated maturity date has not yet occurred, to the present value of its nominal amount;

(d)      if the Multiple Series Proposal involves a zero-coupon obligation that formerly constituted a component part of an index-linked obligation, the principal amount of each such zero-coupon obligation that formerly constituted the right to receive:

(i)	a non-index-linked payment of principal or interest will be equal to its nominal amount or, if the stated maturity date of the non-index-linked payment has not yet occurred, to the present value of its nominal amount; and

(ii)	an index-linked payment of principal or interest will be equal to its adjusted nominal amount or, if the stated maturity date of the index-linked payment has not yet occurred, to the present value of its adjusted nominal amount.

For the purposes of this Section 16(vii):

(i)	the adjusted nominal amount of any index-linked obligation and any component part of an index-linked obligation is the amount of the payment that would be due on the stated maturity date of that index-linked obligation or component part if its stated maturity date was the relevant Multiple Series Record Date, based on the value of the related index on the relevant Multiple Series Record Date published by or on behalf of the State Treasury or, if there is no such published value, on the interpolated value of the related index on the relevant Multiple Series Record Date determined in accordance with the terms and conditions of the index-linked obligation, but in no event will the adjusted nominal amount of such index-linked obligation or component part be less than its nominal amount unless the terms and conditions of the index-linked obligation provide that the amount of the payment made on such index-linked obligation or component part may be less than its nominal amount; and

(ii)	the present value of a zero-coupon obligation is determined by discounting the nominal amount (or, if applicable, the adjusted nominal amount) of that zero-coupon obligation from its stated maturity date to the relevant Multiple Series Record Date at the specified discount rate using the applicable market day-count convention, where the specified discount rate is:

a)	the coupon on that debt security if that debt security can be identified; or

b)	if such debt security cannot be identified, the arithmetic average of all the coupons on all bills, bonds, debentures, notes or other debt securities issued by the State Treasury in one or more series with an original stated maturity of more than one year, and including any such obligation, irrespective of its original stated maturity, that formerly constituted a component part of a debt security of one or more other series (together, “Debt Securities”) of the State Treasury (weighted by their principal amounts) referred to below that have the same stated maturity date as the zero-coupon obligation to be discounted, or, if there is no such Debt Security, the coupon interpolated for these purposes on a linear basis using all of the State Treasury’s Debt Securities (weighted by their principal amounts) referred to below that have the two closest maturity dates to the maturity date of the zero-coupon obligation to be discounted, where the Debt Securities to be used for this purpose are all of the State Treasury’s index-linked obligations if the zero-coupon obligation to be discounted was formerly a component part of an index-linked obligation and all of the State Treasury’s Debt Securities (index-linked obligations and zero-coupon obligations excepted) if the zero-coupon obligation to be discounted was not formerly a component part of an index-linked obligation, and in either case are denominated in the same currency as the zero-coupon obligation to be discounted.

(viii)  In determining whether holders of the requisite principal amount of outstanding Relevant Debt Securities have voted in favor of a Multiple Series Proposal or whether a quorum is present at any meeting of the holders of such Relevant Debt Securities called to vote on a Multiple Series Proposal, an affected Relevant Debt Security that is not a Note will be deemed to be not outstanding, and may not be voted for or against a Multiple Series Proposal or counted in determining whether a quorum is present, in accordance with the applicable terms and conditions of that Relevant Debt Security.

(ix) It shall not be necessary for the vote or consent of the Holders of the Notes to approve the particular form of the proposed modification, amendment, request, demand, authorization, direction, notice, consent, waiver or other action, but it shall be sufficient if such vote or consent shall approve the substance thereof.

17.      “Outstanding” Defined; When Notes Are Disregarded.  For purposes of the provisions of this Agreement and the Notes, any Note authenticated and delivered pursuant to this Agreement shall, as of any date of determination, be deemed to be “outstanding”, except

(i)       Notes theretofore cancelled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation or held by the Fiscal Agent for reissuance but not reissued by the Fiscal Agent;

(ii)      Notes which have been called for redemption in accordance with their terms or which have become due and payable at maturity or otherwise and with respect to which monies sufficient to pay the principal thereof (and premium, if any) and any interest thereon shall have been made available to the Fiscal Agent; or

(iii)      Notes in lieu of or substitution for which other Notes shall have been authenticated and delivered pursuant to this Agreement;

provided, however, that in determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned or controlled, directly or indirectly, by the State Treasury shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Fiscal Agent shall be protected in relying on any such direction, waiver or consent, only Notes which the Fiscal Agent knows are so owned shall be so disregarded.  Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

18.       Governing Law.  This Agreement and the Notes will be governed by and interpreted in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except that all matters governing the authorization and execution of the Notes by the State Treasury will be governed by the laws of Poland.

19.      Judgment Currency.  The State Treasury agrees that if a judgment or order given or made by any court for the payment of any amount in respect of any Note is expressed in a currency (the “judgment currency”) other than the U.S. dollar (the “denomination currency”), the State Treasury will pay any deficiency arising or resulting from any variation in rates of exchange between the date as of which the amount in the denomination currency is notionally converted into the amount in the judgment currency for the purposes of such judgment or order and the date of actual payment thereof.  This obligation will constitute a separate and independent obligation from the other obligations under the Notes, will give rise to a separate and independent cause of action, will apply irrespective of any waiver or extension granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant Note or under any such judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant Note or under any such judgment or order.

20.       Notices.  Any notices pursuant to, or communications with respect to, this Agreement or the Notes shall be sufficient if given in writing (by registered air mail, postage prepaid, return receipt requested) or by telegram, telex or facsimile transmission (in each case confirmed in writing, by registered air mail, postage prepaid, return receipt requested, provided, however, that the failure to give such confirmation shall not affect the effectiveness of such notice).  Notices shall be addressed, in the case of the State Treasury, to it at Ministry of Finance, ul. Świętokrzyska 12, 00-916 Warsaw, Poland; Attention: Director of Public Debt Department, Ministry of Finance, and in the case of the Fiscal Agent, to it at Citibank, N.A., London Branch, Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, Attention: Agency & Trust; or to each such person at such other address as shall be specified from time to time in writing by the person in question to the other party hereto.

21.       Survival.  The Fiscal Agent’s rights to compensation, reimbursement and indemnification shall survive the termination of this Agreement and any other agreement affecting the right or duties of the Fiscal Agent or the resignation or removal of the Fiscal Agent.

22.       Entire Agreement.  This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and supersedes any prior or contemporaneous agreement, oral or written, between the parties hereto with respect to the subject matter hereof.

23.       Counterparts.  This Agreement may be executed in separate counterparts, and by each party separately on a separate counterpart, each such counterpart, when so executed and delivered, to be an original.  Such counterpart shall together constitute but one and the same instrument.

24.       Compliance with Law. Notwithstanding anything herein to the contrary, the Fiscal Agent and each Paying Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the European Union, the United States of America or, in each case, any state or jurisdiction forming part of it, Poland and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction or which would or might otherwise render it liable to any person or cause it to act in a manner which might prejudice its interests and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

25.       Tax Information and Disclosures.

(a)       The State Treasury undertakes to the Fiscal Agent that:

(i)	it will provide to the Fiscal Agent all documentation and other information required by the Fiscal Agent from time to time to comply with any Applicable Law forthwith upon request by the Fiscal Agent; and

(ii)	it will notify the Fiscal Agent in writing within 30 days of any change that affects the State Treasury's tax status pursuant to any Applicable Law.

(b)       Subject to paragraph (c) of this Section 25, the Fiscal Agent will treat information relating to or provided by the State Treasury as confidential, but (unless consent is prohibited by law) the State Treasury consents to the processing, transfer and disclosure by the Fiscal Agent of any information relating to or provided by the State Treasury to the Fiscal Agent, any affiliates or agents of the Fiscal Agent and third parties (including service providers) selected by any of them, wherever situated (together, the “Authorized Recipients”), for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes and for compliance with Applicable Law) provided that the Fiscal Agent has ensured or shall ensure that each such Authorized Recipient to which it provides such confidential information is aware that such information is confidential and should be treated accordingly.  The Fiscal Agent and any such Authorized Recipient may also transfer and disclose any such information as is required or requested by, or to, any court, legal process, Applicable Law or Authority, including an auditor of any party to this Agreement and including any payor or payee as required by Applicable Law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system. The State Treasury (a) acknowledges that the transfers permitted by this Section 25(b) may include transfers to jurisdictions which do not have strict data protection or data privacy laws; and (b) represents that it has provided to and secured from any person regarding whom it has provided information to the Fiscal Agent any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Section 25(b) and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information to the Fiscal Agent in the future.

(c)      Notwithstanding anything herein to the contrary, each party hereto and the Holders of the Notes (and each employee, representative or other agent of such party or such Holder) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the Holders relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

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IN WITNESS WHEREOF, the parties hereto have executed this Fiscal Agency Agreement as of the date first above written.

THE STATE TREASURY OF THE REPUBLIC OF POLAND, represented by the Minister of Finance and Economy

[Acting on behalf of the Minister of Finance and Economy]

By:
Name:
Title:

CITIBANK, N.A., LONDON BRANCH

By:
Name:
Title:

BANQUE INTERNATIONALE À LUXEMBOURG, SOCIÉTÉ ANONYME

By:
Name:
Title: